EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3305
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Reports
Fourth Quarter and Full Fiscal 2008 Financial Results
Record Annual Sales of $293.9 Million (+25%)
Fiscal 2008 Net Income $9.1 Million
Fiscal 2008 Earnings $0.22 per Diluted Share
SPRINGFIELD, Mass., June 12, 2008 — Smith & Wesson Holding Corporation (NASDAQ: SWHC), parent company of Smith & Wesson Corp., the legendary 156-year old company in the global business of safety, security, protection and sport, today announced financial results for the fiscal year and the fourth fiscal quarter ended April 30, 2008.
Net product sales of $293.9 million for fiscal 2008 increased 25.2% over net product sales of $234.8 million for fiscal 2007. Firearms sales for fiscal 2008 grew 23.9% over firearms sales for the previous fiscal year, reflecting the inclusion of a full year of revenue from Thompson/Center Arms (“Thompson/Center”), which was acquired in January 2007. Sales, excluding revenue from the Thompson/Center acquisition, grew at a rate of 3.1% for fiscal 2008.
Net income for fiscal 2008 of $9.1 million, or $0.22 per diluted share, was $3.8 million, or $0.09 per diluted share, lower than for the previous fiscal year.
Smith & Wesson President and CEO, Michael F. Golden, said, “We made progress on several fronts in fiscal 2008, despite extremely challenging consumer economic conditions and unexpectedly high levels of inventory throughout the retail channel in the firearms industry. Encouragingly, our handgun sales into the sporting goods channel grew 12% in the fourth quarter of fiscal 2008 compared to the fourth quarter of fiscal 2007. Recent feedback leads us to believe that handgun inventories have now approached more normal levels, and that the high levels of existing long gun (hunting rifle and shotgun) inventories, which remain in the channel, should continue to clear in the coming months. We also believe that by continuing to focus on supporting our distributors and customers and implementing a variety of promotional programs over the past several months, we have stimulated consumer demand for our products and favorably impacted Smith & Wesson inventory levels within the channel. These actions, combined with our focus on delivering growth in the professional, non-consumer sales channels, helped us to deliver record levels of annual revenue. In addition, we strengthened our balance sheet during the fourth fiscal quarter by lowering our inventories and reducing our debt.”
Net product sales for the fourth fiscal quarter ended April 30, 2008 were $82.6 million, equal to our record fourth quarter fiscal 2007 net product sales. Net income for the fourth quarter of fiscal 2008 was $3.3 million, or $0.08 per diluted share, compared with $5.2 million or $0.12 per diluted share, for the fourth quarter of fiscal 2007. The fourth quarter of fiscal 2008 included $4.2 million in expenses related to consumer promotions, while the fourth quarter of fiscal 2007 included $1.5 million in reduced gross margins related to the effects of purchase accounting on the Thompson/Center inventory.
Gross margin of 31.2% for fiscal 2008 was lower than gross margin of 32.3% for fiscal 2007. Gross margin for fiscal 2008 included $8.9 million in promotional costs and $2.6 million in unabsorbed fixed overhead costs as a result of extended holiday plant shutdowns at our Springfield and Rochester facilities. Gross margin for fiscal 2007 included $2.7 million in increased costs related to the effects of purchase accounting on the Thompson/Center inventory. On a quarterly basis, gross margins of 30.6% for the fourth quarter of fiscal 2008 showed dramatic sequential improvement over gross margins of 25.0% for the third quarter of fiscal 2008.
Operating expenses for fiscal 2008 were $68.2 million compared with $51.9 million for fiscal 2007. The full year impact of the Thompson/Center acquisition accounted for $13.0 million of the increase in operating expenses for fiscal 2008. Operating expenses as a percentage of sales and licensing were 23.1% for fiscal 2008 compared with 21.9% for fiscal 2007. Operating expenses also included $4.1 million in amortization of Thompson/Center purchase-related intangibles compared with $1.6 million in fiscal 2007.
During the fourth fiscal quarter, spending decreases and inventory management drove significant improvement in the balance sheet. We reduced inventories by $4.3 million. Our year-end inventory included product for two large international orders that are awaiting shipment, pending Congressional approval. The combination of record sales in the quarter, reduction in inventories, and overall lower spending, yielded free cash flow of $13.1 million for the fourth quarter of fiscal 2008 compared with $565,000 for the fourth quarter of fiscal 2007. The strong cash flow in the fourth fiscal quarter of 2008 enabled us to pay down $12.1 million in short-term borrowings in the quarter. Free cash outflow for fiscal 2008 was $7.9 million compared with a cash inflow of $156,000 for fiscal 2007. Capital expenditures for fiscal 2008 were $14.0 million.
In May 2008, we completed a registered direct offering of 6,250,000 shares of common stock, which yielded net proceeds of $31.9 million and allowed us to repay the $28 million bank loan that financed a portion of the Thompson/Center acquisition. In conjunction with this repayment, we have retired the $70 million acquisition line of credit. Covenants within the convertible debt agreement limit total debt, including our open lines of credit, to three times trailing twelve month EBITDA. The retirement of this line of credit gives us greater flexibility in financing future acquisitions. We expect to incur a $485,000 non-cash charge in the first quarter of fiscal 2009 for unamortized debt acquisition costs as a result of our decision to terminate the retired line of credit.

Our strong performance in the fourth quarter of fiscal 2008 from an inventory and cash management perspective, in conjunction with the equity offering, has positioned us with a strong balance sheet as we begin fiscal 2009.
Core Firearms Business
Golden continued, “During fiscal 2008, we launched a number of new products. We expanded our line of M&P polymer pistols to include four calibers and multiple frame sizes, and we expanded our line of M&P 15 tactical rifles. Sales of our M&P pistols grew 38% in fiscal 2008 compared to fiscal 2007. These products have been instrumental in delivering substantial growth in the law enforcement market. With 18,000 municipal and state law enforcement agencies across the United States that employ more than 800,000 officers and over 150,000 Federal agents, this market represents a significant growth and diversification opportunity for us. To date, we have secured commitments from 348 law enforcement and security agencies for the M&P pistol, including sizeable agencies such as the Colorado State Police, and the Atlanta, Charlotte and Syracuse police departments. Since its introduction, this pistol has won over 80% of all law enforcement test and evaluations in which it has participated. Equally impressive was the performance of our M&P15 tactical rifle. Sales of our tactical rifle grew 31% in fiscal 2008 compared to fiscal 2007. The M&P tactical rifle has now been selected by 160 law enforcement and security agencies and has won over 90% of all law enforcement test and evaluation processes in which it has participated.
During fiscal 2008, we expanded our long gun product portfolio as well. We added several extensions to our Thompson/Center ICON bolt-action rifle line, and we introduced a line of Smith & Wesson shotguns as well as the Smith & Wesson i-Bolt, bolt-action rifles. It should be noted that all of these products were launched in the midst of one of the most challenging markets in recent memory, particularly for long guns. Our shotguns won a number of industry awards, and we remain committed to becoming a significant participant in the $1.1 billion long gun market. We will continue to assess and refine our portfolio so that we are well positioned as the health of this market returns.
Operational Improvements
Golden added, “We continued to make significant operating improvements at all of our manufacturing facilities throughout fiscal 2008. We began implementing the Smith & Wesson Operating System at our Thompson/Center, New Hampshire facility shortly after we acquired the company in January 2007 and have realized improvements in work flow and reductions in overtime. We continue to capitalize on operating synergies between the Smith & Wesson and Thompson/Center operating facilities. In fiscal 2008, we began manufacturing barrels for our M&P tactical rifles in New Hampshire. This action delivered both a quality improvement and a substantial savings, in terms of both cost and in lower safety stock, realized by eliminating an outside vendor. Other previously outsourced operations, including casting, heat treating and finishing that are now conducted internally, generate additional savings. We invested $14.0 million in fiscal 2008 across all of our factories to upgrade and purchase manufacturing equipment that increased capacity and improved manufacturing processes.”

Diversification and the Brand
Golden continued, “Our strategy calls for diversification into new markets with new products. Market research indicated that our strong Smith & Wesson brand could be successfully transferred into the long gun market for tactical rifles, hunting rifles and shotguns. In response, we entered the tactical rifle market with the introduction of the M&P15 tactical rifle in January 2006 and expanded our position with the acquisition of Thompson/Center Arms in January 2007. These actions served to not only diversify our product portfolio to include the sizeable long gun market, but the M&P tactical rifle also helped to diversify our served markets by generating growth in the professional, non-consumer channels. Looking forward, we intend to identify potential acquisitions that will allow us to grow our business in the professional markets, focusing on law enforcement and defense related products. We believe our continued penetration of the law enforcement segment with our M&P line of pistols and tactical rifles has created a solid platform for growth in this market, fueled by the strength of the Smith & Wesson brand and the performance of our products.
Outlook for Fiscal 2009
Golden said, “In January 2008, we suspended providing financial guidance based upon the uncertain business and economic environments that existed at that time. Since then, we have seen several encouraging signs. Those include an increase in the number of background checks conducted at retail over the past several months, as well as feedback from our distributors, indicating that excess handgun inventories have cleared out of the channel. In fact, sales of our handguns into the sporting goods channel grew 12% in the fourth fiscal quarter of 2008 compared with the fourth quarter of fiscal 2007. Despite these encouraging signs, distributor feedback also indicates that inventories of hunting rifles and shotguns in the channel remain high. As a result, demand for hunting rifles and shotguns in fiscal 2009 remains uncertain. In addition, we have received no indications that the overall economic environment has improved since our suspension of guidance in January or that it will improve as our new fiscal year progresses. Therefore, overall retail demand in fiscal 2009 also remains uncertain. We are optimistic about our opportunities in fiscal 2009 and the signs we are seeing. We intend to remain focused on our long-term strategy, and we intend to resume providing financial guidance when trends in our business environment become clearer.”
In May of 2007, we issued restricted stock units (“RSU”s) to our officers. These RSU’s vest over a three-year period and are taxable to the recipient upon delivery of the shares. One-third of the shares will vest on June 25, 2008. A number of our officers have filed 10b5-1 sales plans for a portion of the shares that will be delivered to them on June 25, 2008 in order to offset income and payroll taxes that will be due on delivery. In aggregate, the number of shares covered by these 10b5-1 plans is less than 100,000 shares. When these shares are sold, the appropriate forms will be filed with the Securities and Exchange Commission.
Conference Call
The Company will host a conference call today, June 12, 2008, to discuss its fiscal 2008 results. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smithandwesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand.  Smith & Wesson licenses shooter eye and ear protection, knives, apparel, and other accessory lines.  Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Houlton, Maine, and Rochester, New Hampshire.  The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals.  For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated growth; the anticipated levels of the Company’s and its competitor’s products within the industry’s sales channels; the anticipated health of the long gun market; the Company’s resumption of financial guidance; the composition of the Company’s product portfolio; the Company’s penetration rates in new and existing markets; the Company’s ability to identify future potential acquisitions; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products; the success of any new products, including long guns (rifles and shotguns);and, the anticipated benefits of the acquisition of Thompson/Center Arms. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the state of the U.S. economy, the Company’s growth opportunities, the ability of the Company’s management to continue to integrate Thompson/Center Arms in a successful manner, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2007.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended April 30,
	2008	2007	2006
Net product and services sales	$293,851,529	$234,837,707	$157,874,717
License revenue	2,058,152	1,714,325	2,173,907
Cost of products and services sold	203,514,105	160,198,705	110,354,558
Cost of license revenue	21,000	15,492	87,067

Gross profit	92,374,576	76,337,835	49,606,999

Operating expenses:
Research and development	1,946,512	1,247,788	348,788
Selling and marketing	27,856,532	22,361,622	16,546,671
General and administrative	38,432,014	28,209,529	21,255,031
Environmental expense (credit)	—	90,234	(3,087,810)

Total operating expenses	68,235,058	51,909,173	35,062,680

Income from operations	24,139,518	24,428,662	14,544,319

Other income/(expense):
Other income/(expense), net	(723,010)	(497,060)	745,577
Interest income	121,906	216,953	112,322
Interest expense	(8,742,784)	(3,568,791)	(1,638,022)

Total other expense, net	(9,343,888)	(3,848,898)	(780,123)

Income before income taxes	14,795,630	20,579,764	13,764,196
Income tax expense	5,674,516	7,617,830	5,062,617

Net income	$9,121,114	$12,961,934	$8,701,579

Weighted average number of common and common equivalent shares outstanding, basic	40,278,546	39,655,459	36,586,794

Net income per share, basic	$0.23	$0.33	$0.24

Weighted average number of common and common	41,938,395	41,401,106	39,787,045

Net income per share, diluted	$0.22	$0.31	$0.22

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	April 30, 2008	April 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,358,856	$4,065,328
Accounts receivable, net of allowance for doubtful accounts of $196,949 on April 30, 2008 and $146,354 on April 30, 2007	54,162,936	52,005,237
Inventories, net of excess and obsolescence reserve	47,159,978	32,022,293
Other current assets	4,724,973	4,154,595
Deferred income taxes	9,947,234	7,917,393
Income tax receivable	1,817,509	2,098,087

Total current assets	122,171,486	102,262,933

Property, plant and equipment, net	50,642,953	44,424,299
Intangibles, net	65,500,742	69,548,017
Goodwill	41,173,416	41,955,182
Other assets	10,261,975	10,066,997

	$289,750,572	$268,257,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,995,705	$22,636,163
Accrued expenses	16,610,504	9,479,490
Accrued payroll	5,046,446	7,370,804
Accrued taxes other than income	1,747,235	2,648,698
Accrued profit sharing	4,035,522	5,869,677
Accrued workers’ compensation	422,686	428,136
Accrued product liability	2,767,024	2,873,444
Accrued warranty	1,691,742	1,564,157
Deferred revenue	212,552	190,350
Current portion of notes payable	8,919,640	2,887,403

Total current liabilities	63,449,056	55,948,322

Deferred income taxes	20,216,239	23,590,404

Notes payable, net of current portion	118,773,987	120,538,598

Other non-current liabilities	9,460,761	9,074,905

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 41,832,039 shares issued and 40,632,039 shares outstanding on April 30, 2008 and 40,983,196 shares issued and 39,783,196 shares outstanding on April 30, 2007	41,831	40,983
Additional paid-in capital	54,127,721	44,409,668
Retained earnings	30,004,326	20,977,897
Accumulated other comprehensive income	72,651	72,651
Treasury stock, at cost (1,200,000 common shares)	(6,396,000)	(6,396,000)

Total stockholders’ equity	77,850,529	59,105,199

	$289,750,572	$268,257,428